Exhibit 1.3

[Reference Translation]

SHARE HANDLING REGULATIONS

(Classification A)

Established on April 1, 2016

Concordia Financial Group, Ltd.

(Kabushiki Kaisha Concordia Financial Group)

Share Handling Regulations (Classification A)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

The handling of businesses relating to the shares of the Company including the procedures for exercise of shareholders’ right and others shall be governed by the provision set forth by Japan Securities Depository Center, Inc. (“JASDEC”) and the account management institutions including securities company, etc. (“Securities Company, etc.”), with which shareholders have their transfer accounts, and by the provision of Article 11 (Share Handling Regulations) of the Articles of Incorporation.

Article 2. (Share Registrar)

The share registrar of the Company and its place of business shall be as follows:

Share registrar

Japan Securities Agents, Ltd.

2-4, Kayabacho 1-chome, Chuo-ku, Tokyo

Its place of business

Japan Securities Agents, Ltd., Head Office

2-4, Kayabacho 1-chome, Chuo-ku, Tokyo

CHAPTER II

RECORDS TO THE REGISTER OF SHAREHOLDERS

Article 3. (Records to the Register of Shareholders)

1.	Any change of records in the register of shareholders shall be made by notices such as the notice of general shareholders from JASDEC (other than the notice (“Individual Shareholders Notice”) as stipulated in Article 154, Paragraph 3 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Stocks, etc. (“Transfer Law“)).

2.	Other than the case as set forth above, in issuance of new shares or in other cases as required by the relevant laws or ordinances, changes in the register of shareholders shall be made without notices from JASDEC.

3.	Records in the register of shareholders shall be made with the characters and symbols designated by JASDEC.

Article 4. (Notification relating to the Register of Shareholders)

A shareholder shall register its name and address through Securities Company, etc. and JASDEC in accordance with the procedures provided by JASDEC. The same shall apply to any change thereof.

Article 5. (Representatives of Corporate Shareholders)

If a shareholder is a corporation, one (1) representative of such corporation shall be notified through Securities Company, etc. or JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change thereof.

Article 6. (Representatives of Joint Owned Shares)

Shareholders who jointly own shares shall appoint one (1) representative, and submit a notification thereof through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change thereof.

Article 7. (Legal Representative)

A legal representative such as a person having parental authority or a guardian of a shareholder shall notify its name and address through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change or removal thereof.

Article 8. (Notification of Address by Foreign Resident Shareholders, etc.)

A shareholder and a registered pledgee of shares residing in a foreign country or their legal representative shall appoint its standing proxy in Japan, or designate a mailing address in Japan to receive notices. The name and address of the standing proxy or the mailing address to receive notices shall be notified through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC. The same shall apply to any change or removal thereof.

Article 9. (Confirmation of Notification Made by way of JASDEC)

A notification by shareholders, which is submitted through Securities Company, etc. and JASDEC, shall be deemed as a notification from the shareholder.

CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 10. (Identification of Shareholders)

1.	If a shareholder (including a shareholder to whom the Individual Shareholders Notice is given) claims or exercises other shareholder rights (collectively, “Claims, etc.”), such shareholder shall attach or provide an evidence to support that the shareholder is the very person who made such Claims, etc. (“Evidencing Materials, etc.”), unless otherwise verified by the Company that the Claims, etc. were made by the said shareholder.

2.	The Claims, etc. made by any shareholder to the Company through the Securities Company, etc. and JASDEC shall be deemed as the Claims, etc. made by such shareholder, and submission of the Evidencing Materials, etc is not required.

3.	The Claims, etc. by a proxy shall be made pursuant to the provisions of the preceding two paragraphs with a letter of proxy attached thereto, bearing a signature or the name and seal of the shareholder. In such a letter of proxy, the name and address of a delegate shall be indicated.

4.	Provisions of the preceding paragraphs 1 and 2 shall apply mutatis mutandis to the proxy.

CHAPTER IV

PROCEDURES FOR EXERCISING SHAREHOLDER’S RIGHTS, ETC.

Article 11. (Minority Shareholders’ Right, etc.)

When a shareholder exercises his/her minority shareholders’ rights etc., defined in Article 147, Paragraph 4 of the Transfer Law directly towards the Company, that shareholder shall make his request for such exercise by submitting a document bearing the signature or the name and seal along with making a request for an Individual Shareholder’s Notice.

Article 12. (Method of Requesting Purchase of Less-than-a-Full-Unit)

In case that purchase of less-than-a-full-unit shares is requested, such request shall be made through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC.

Article 13. (Determination of Purchase Price)

1.	The purchase price per share for a purchase request in accordance with the preceding Article 12 shall be the closing price per share at the Tokyo Stock Exchange, Inc. (“TSE”) on the day on which the purchase request is received at the Share Registrar’s handling place of business; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2.	The purchase price shall be the amount obtained by multiplying the purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 14. (Payment of Purchase Price)

1.	The Company shall pay the amount of the purchase price, unless otherwise set forth by the Company, on the fourth business day from the following day on which the purchase price per share is determined in accordance with the procedure as provided by JASDEC; provided, however, that if the purchase price contains the right to dividend from surplus or stock split, etc., the Company shall pay the purchase price no later than the record date thereof.

2.	A person requesting share purchase may request payment of the purchase price to be transferred to the bank deposit account designated by such person or in cash through Japan Post Bank Co., Ltd.

Article 15. (Transfer of Purchased Shares)

The less-than-a-full-unit shares requested for purchase shall be transferred to the transfer account of the Company on the date of payment or completion of the procedures for payment of the purchase price in accordance with the preceding Article 14.

Article 16. (Method of Requesting for Additional Purchase of Less-than-a-full-unit Shares)

In case that a shareholder who holds less-than-a-full-unit shares requests the Company to sell him / her shares in such number that will constitute one (1) unit when added to such less-than-a-unit shares (“Request for Additional Purchase”), such request shall be made through Securities Company, etc. and JASDEC in accordance with the procedures as provided by JASDEC.

Article 17. (Request for Additional Purchase in Excess of Available Treasury Shares)

If the aggregated number of shares requested in the Request for Additional Purchase on a same day in unknown chronological order exceeds the number of treasury shares available for transfer by the Company, none of the Request for Additional Purchase on the said day shall come into effect.

Article 18. (Effective Date of Request for Additional Purchase)

A Request for Additional Purchase shall come into effect on the day when the said Request for Additional Purchase is received at the Share Registrar’s handling place of business.

Article 19. (Determination of Purchase Price)

1.	The additional purchase price per share of less-than-a-full-unit share shall be the closing price on the TSE on the effective date of the Request for Additional Purchase; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2.	The additional purchase price shall be the amount obtained by multiplying the additional purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 20. (Transfer of Additionally Purchased Shares)

Application for transfer of treasury shares to the shareholder’s transfer account in a number equal to the number of shares subject to a Request for Additional Purchase shall be made on the day on which it has been confirmed that the purchase price has been remitted to the bank deposit account designated by the Company through Securities Company, etc. in accordance with the procedures as provided by JASDEC.

Article 21. (Period of Suspension for Additional Purchase Request)

1.	The Company shall suspend the acceptance of Request for Additional Purchase every year from the period starting from the tenth business day prior to and ending on the respective dates listed below:

(1)	March 31;

(2)	September 30; and

(3)	Any other dates as provided by JASDEC, such as the record date of shareholders, etc.

2.	Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional periods for suspension of the acceptance of Request for Additional Purchase.

CHAPTER V

SPECIAL TREATMENT OF SPECIAL ACCOUNT

Article 22. (Special Treatment of Special Account)

Identification of a shareholder who opened a special account and other treatments related to the special account shall be in accordance with the procedures as provided by JASDEC as well as by the account management institution of the said special account.

End

(Established on April 1, 2016)

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